Exhibit 99.1

NEWS RELEASE

CONTACT:  Phil Franklin,
Vice President, Operations Support, CFO and Treasurer (773) 628-0810

LITTELFUSE REPORTS FOURTH QUARTER AND FULL YEAR RESULTS

CHICAGO, February 10, 2011 – Littelfuse, Inc. (NASDAQ:LFUS) today reported sales and earnings for the fourth quarter and full year of 2010.

Fourth Quarter Highlights

•	Sales for the fourth quarter of 2010 were $142.6 million, a 11% increase compared to the fourth quarter of 2009. This was consistent with the most recent guidance of $138 to $145 million.
o	Electronics sales increased 13% year over year due to increased demand across all geographies and end markets with North America contributing the strongest growth at 23%.
o	Automotive sales increased 6% year over year due to strong growth in Asia and continued rebound in Europe.
o
Electrical sales increased 14% due to a 43% increase in protection relay sales.  Power fuse sales declined 3% year over year due primarily to continued weakness in the non-residential construction market.

o	The book-to-bill ratio for electronics for the fourth quarter of 2010 was 0.93.
•
On a GAAP basis, diluted earnings per share for the fourth quarter of 2010 increased to $0.88 from $0.53 in the fourth quarter of 2009 due primarily to higher sales and an improved cost structure.  Diluted earnings per share were above the most recent guidance of $0.75 to $0.85 due primarily to a lower-than-expected tax rate resulting from more income earned in low-tax jurisdictions and favorable reserve adjustments.

•
Adjusted earnings per share were $0.82 (see Supplemental Schedule on page 9).  Adjustments to GAAP earnings were to normalize the tax rate and to remove $0.8 million of one-time charges related to legacy operations and acquisition expenses.

•
Cash provided by operating activities was $29.1 million for the fourth quarter of 2010 compared to $28.9 million for the fourth quarter of 2009.  Cash flow for the fourth quarter of 2010 was reduced by a $10.1 million cash payment to fully fund a legacy German pension plan.

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•	The company repurchased 73,637 shares of its common stock in the fourth quarter at an average price of $41.98. For the year, the company repurchased 643,777 shares at an average price of $39.42.
•
On December 17, 2010, Littelfuse acquired the Cole Hersee Company for $50.0 million in cash.  Cole Hersee had approximately $43 million in revenue for 2010.  The impact of Cole Hersee on the company’s fourth quarter financial results was immaterial.

Full Year Highlights

•
Sales for 2010 were $608.0 million, a 41% increase compared to sales of $430.1 million in 2009, reflecting strong growth in all market segments and all geographies.  The main factors driving this growth were the global economic recovery, distributor re-stocking and effective execution of the company’s strategic growth plans.

•	Diluted earnings per share for 2010 improved to $3.52 compared to $0.43 for 2009 as a result of strong sales growth, a much-improved cost structure and lower restructuring charges in the current year.
•	Cash provided by operating activities was $104.0 million for 2010 compared to $29.6 million in 2009. The primary driver of this higher cash flow was earnings improvement.
•	Capital expenditures were $22.4 million in 2010 compared to $15.5 million in 2009. There were $5.0 million of proceeds from asset sales in 2010 versus $1.6 million in 2009.

 “2010 was by all measures an extraordinary year for Littelfuse,” said Gordon Hunter, Chief Executive Officer.  “We set records for sales and cash flow, and earnings were more than double our previous high.  This performance was the culmination of many years of hard work in which we transformed our cost structure and positioned the company for what we believe will be stronger growth and higher margins for the foreseeable future.”

“The fourth quarter financial performance was consistent with our guidance and demonstrates that even in a quarter where sales declined 13% sequentially, we can generate margins and earnings that are well above our historical highs,” said Phil Franklin, Chief Financial Officer.

Outlook

•
Sales for the first quarter of 2011 (including Cole Hersee) are expected to be in the range of $156 to $165 million, which represents 8% to 14% growth over the first quarter of 2010.  Cole Hersee is expected to contribute $11 to $13 million of sales in the first quarter of 2011.

•
Earnings for the first quarter of 2011 (including Cole Hersee) are expected to be in the range of $0.83 to $0.97 per diluted share assuming a tax rate of 29%.  Cole Hersee is expected to be approximately $0.02 accretive to earnings in the first quarter of 2011.

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•	Sales for the full year 2011 are expected to be in the range of $670 to $690 million. This represents 10% to 13% growth over 2010.
•	Earnings for the full year 2011 are expected to be in the range of $3.75 to $4.05 per diluted share. The tax rate for 2011 is expected to be in the range of 28% to 30%.
•	Capital spending for 2011 is expected to be in the range of $29 to $32 million.

   “The build-up of inventory in the channel that contributed to our more-than-seasonal slowdown in the fourth quarter seems to have mostly corrected itself,” said Hunter.  “Order rates began improving in the early weeks of 2011, and electronics book-to-bill was at 1.10 for the month of January.”

“Early indications from Cole Hersee are positive.  In addition, we are gaining confidence in our ability to achieve our 5% organic growth target this year,” added Hunter. “Despite headwinds from commodity prices, we believe that we can sustain our recent margin improvements and grow earnings at least in line with sales in 2011.”

Dividend

The company will pay a cash dividend of $0.15 per common share on March 7, 2011 to shareholders of record at the close of business on February 21, 2011.

Conference Call Webcast Information

Littelfuse will host a conference call today, Thursday, February 10, 2011 at 11:00 a.m. Eastern/10:00 a.m. Central time to discuss the fourth quarter results.  The call will be broadcast live over the Internet and can be accessed through the company’s Web site: www.littelfuse.com.  Listeners should go to the Web site at least 15 minutes prior to the call to download and install any necessary audio software.  The call will be available for replay through March 31, 2011 and can be accessed through the Web site listed above.

About Littelfuse

Littelfuse is the worldwide leader in circuit protection, offering the industry’s broadest and deepest portfolio of circuit protection products and solutions. Backed by industry-leading technical support, design and manufacturing expertise, Littelfuse products are vital components in virtually every product that uses electrical energy, including portable and consumer electronics, automobiles, industrial equipment and telecom/datacom circuits. In addition to its Chicago, Illinois, world headquarters, Littelfuse has over 20 sales, distribution, manufacturing and engineering facilities in the Americas, Europe and Asia.

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Technologies offered by Littelfuse include Fuses; Gas Discharge Tubes (GDTs); Positive Temperature Coefficient Devices (PTCs); Protection Relays; PulseGuard® ESD Suppressors; SIDACtor® Devices; Silicon Protection Arrays(SPA™); Switching Thyristors; TVS Diodes and Varistors.

For more information, please visit Littelfuse’s Web site at www.littelfuse.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.

The statements in this press release that are not historical facts are intended to constitute “forward-looking statements” entitled to the safe-harbor provisions of the PSLRA. These statements may involve risks and uncertainties, including, but not limited to, risks relating to product demand and market acceptance, economic conditions, the impact of competitive products and pricing, product quality problems or product recalls, capacity and supply difficulties or constraints, coal mining exposures reserves, failure of an indemnification for environmental liability, exchange rate fluctuations, commodity price fluctuations, the effect of the company’s accounting policies, labor disputes, restructuring costs in excess of expectations, pension plan asset returns less than assumed, integration of acquisitions and other risks which may be detailed in the company’s other Securities and Exchange Commission filings. Should one or more of these risks or uncertainties materialize or should the underlying assumptions prove incorrect, actual results and outcomes may differ materially from those indicated or implied in the forward-looking statements. This report should be read in conjunction with information provided in the financial statements appearing in the company’s Annual Report on Form 10-K/A for the year ended January 2, 2010. For a further discussion of the risk factors of the company, please see Item 1A. “Risk Factors” to the company’s Annual Report on Form 10-K/A for the year ended January 2, 2010.

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LITTELFUSE, INC.
Net Sales by Business Unit and Geography
(In millions of USD, unaudited)

	Fourth Quarter			Year-to-Date
	2010	2009	% Change	2010	2009	% Change

Business Unit
Electronics	$89.4	$79.2	13%	$389.9	$263.0	48%
Automotive	31.8	30.0	6%	130.3	98.5	32%
Electrical	21.4	18.8	14%	87.8	68.6	28%

Total	$142.6	$127.9	11%	$608.0	$430.1	41%

	Fourth Quarter			Year-to-Date
	2010	2009	% Change	2010	2009	% Change

Geography
Americas	$54.8	$49.2	11%	$227.7	$166.1	37%
Europe	26.9	24.3	11%	115.1	83.4	38%
Asia-Pacific	60.9	54.5	12%	265.2	180.6	47%

Total	$142.6	$127.9	11%	$608.0	$430.1	41%

LITTELFUSE, INC.
Condensed Consolidated Balance Sheets
(In thousands of USD)

	January 1, 2011	January 2, 2010
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$109,720	$70,354
Accounts receivable, less allowances	97,753	79,521
Inventories	80,182	52,567
Deferred income taxes	10,588	13,804
Prepaid expenses and other current assets	13,882	18,196
Assets held for sale	6,831	9,573
Total current assets	318,956	244,015
Property, plant and equipment:
Land	5,688	7,028
Buildings	53,089	55,466
Equipment	276,371	280,928
	335,148	343,422
Accumulated depreciation	(205,001)	(207,500)
Net property, plant and equipment	130,147	135,922
Intangible assets, net of amortization:
Patents, licenses and software	11,211	12,451
Distribution network	9,752	10,837
Customer lists, trademarks and tradenames	20,865	13,363
Goodwill	112,687	94,986
	154,515	131,637
Investments	11,660	11,742
Deferred income taxes	3,271	8,460
Other assets	2,580	1,351
Total assets	$621,129	$533,127

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$24,079	$23,646
Accrued payroll	24,186	13,291
Accrued expenses	10,307	8,561
Accrued severance	3,279	11,418
Accrued income taxes	14,997	4,525
Current portion of long-term debt	33,000	14,183
Total current liabilities	109,848	75,624

Long-term debt, less current portion	41,000	49,000
Accrued severance	486	421
Accrued post-retirement benefits	5,564	18,271
Other long-term liabilities	11,571	11,212
Total equity	452,660	378,599
Total liabilities and equity	$621,129	$533,127

Common shares issued and outstanding of
21,752,536 and 21,792,241, at January 1, 2011,
and January 2, 2010, respectively.

LITTELFUSE, INC.
Consolidated Statements of Income
(In thousands of USD, except per share data, unaudited)

	For the Three Months Ended		For the Twelve Months Ended

	Jan. 1, 2011	Jan. 2, 2010*	Jan. 1, 2011	Jan. 2, 2010*

Net sales	$142,646	$127,928	$608,021	$430,147

Cost of sales	88,690	82,871	374,149	304,786

Gross profit	53,956	45,057	233,872	125,361

Selling, general and administrative expenses	23,463	22,044	103,671	88,506
Research and development expenses	4,904	4,379	17,602	18,134
Amortization of intangibles	1,273	1,394	5,025	5,026
	29,640	27,817	126,298	111,666

Operating income	24,316	17,240	107,574	13,695

Interest expense	341	533	1,437	2,377
Other (income) expense, net	(214)	949	(1,542)	481

Income before income taxes	24,189	15,758	107,679	10,837
Income taxes	4,611	4,037	29,016	1,426

Net income	$19,578	$11,721	$78,663	$9,411

Income per share:
Basic	$0.89	$0.54	$3.58	$0.43
Diluted	$0.88	$0.53	$3.52	$0.43

Weighted average shares and equivalent shares outstanding:
Basic	21,664	21,772	21,875	21,743
Diluted	22,094	21,982	22,214	21,812

Diluted Income Per Share
Net income as reported	$19,578	$11,721	$78,663	$9,411
Less: income allocated to participating securities	(219)	(96)	(408)	(78)
Net income available to common shareholders	$19,359	$11,625	$78,255	$9,333

Weighted average shares adjusted for dilutive securities	22,094	21,982	22,214	21,812

Diluted income per share	$0.88	$0.53	$3.52	$0.43

*2009 had 53 and 14 weeks for the fiscal year and quarter, respectively as compared to 52 and 13 weeks for the 2010 fiscal year and quarter.

LITTELFUSE, INC.
Consolidated Statements of Cash Flows
(In thousands of USD, unaudited)

	For the Twelve Months Ended
	Jan. 1, 2011	Jan. 2 2010

OPERATING ACTIVITIES:
Net income	$78,663	$9,411
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	26,980	31,596
Amortization of intangibles	5,025	5,026
Provision for bad debts	353	319
Impairment of assets	2,988	829
Stock-based compensation	5,243	5,503
Excess tax benefit on stock-based compensation	(1,617)	(15)
Deferred income taxes	7,784	(2,905)
(Gain) loss on sale of property, plant and equipment	(615)	703
Changes in operating assets and liabilities:
Accounts receivable	(12,804)	(15,569)
Inventories	(15,147)	15,549
Accounts payable	(1,800)	4,360
Accrued expenses (including post-retirement)	(13,645)	(12,294)
Accrued payroll and severance	2,384	(9,018)
Accrued taxes	14,878	(3,322)
Prepaid expenses and other	5,399	(562)
Net cash provided by operating activities	104,069	29,611

INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(22,433)	(15,536)
Purchase of business, net of cash acquired	(48,292)	(920)
Proceeds from sale of investments	-	133
Proceeds from sale of assets	4,997	1,558
Net cash used in investing activities	(65,728)	(14,765)

FINANCING ACTIVITIES:
Proceeds from debt	39,345	32,374
Payments of debt	(28,624)	(50,076)
Purchases of common stock	(25,377)	-
Cash dividends paid	(3,248)	-
Proceeds from exercise of stock options	18,496	1,505
Excess tax benefit on stock-based compensation	1,617	15
Net cash provided by (used in) financing activities	2,209	(16,182)

Effect of exchange rate changes on cash and cash equivalents	(1,184)	753

Increase (decrease) in cash and cash equivalents	39,366	(583)
Cash and cash equivalents at beginning of period	70,354	70,937
Cash and cash equivalents at end of period	$109,720	$70,354

LITTELFUSE, INC.
Supplemental Information
(In thousands of USD, except per share data, unaudited)

	For the Three Months Ended
	January 1, 2011

	U.S. GAAP	Special Items		Adjusted
Net sales	$142,646	$-		$142,646

Cost of sales	88,690	(300)	(1)	88,390

Gross profit	53,956	300		54,256
% of sales	37.8%			38.0%

Total operating expenses	29,640	(548)	(2)	29,092
% of sales	20.8%			20.4%

Operating income	24,316	848		25,164
% of sales	17.0%			17.6%

Interest/other expense (income), net	127	-		127

Income before income taxes	24,189	848		25,037

Income tax expense	4,611	2,124	(3)	6,735
Effective tax rate	19.1%			26.9%

Net income as reported	19,578	(1,276)		18,302

Less: Income allocated to participating securties	(219)	17		(202)

Net Income available to common shareholders	$19,359	$(1,259)		$18,100

Net income per diluted share:	$0.88	$(0.06)		$0.82

Weighted average shares adjusted for dilutive securities:	22,094	22,094		22,094

Note:  The Company believes that adjusted operating income is more indicative of its ongoing operating performance than U.S. GAAP operating income because the former excludes special charges that are one-time in nature.

Special Items:

(1)  Legal settlement related to legacy operations.
(2)  Severance expense related to legacy operations, and acquisition costs.
(3)  Tax expense adjusted to normalized run rate consistent with the 2010 full year rax rate.